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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-33974 and 33-43044 of Ventura County National Bancorp on Form S-8 of our report dated June 21, 1996 appearing in this Annual Report on Form 11-K of the Ventura County National Bancorp 401(k)/Employee Stock Ownership Plan for the year ended December 31, 1995.


Deloitte & Touche LLP
Los Angeles, California
June 27, 1996